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Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-147027) previously filed by Pzena Investment Management, Inc. of our report, which includes an explanatory paragraph relating to the liquidation of Pzena Investment Management Select Fund, L.P., dated March 26, 2007 with respect to our audit of the financial statements of Pzena Investment Management Select Fund, L.P. as of December 31, 2006 and for the year then ended, which report appears in this Annual Report on Form 10-K for the year ended December 31, 2007 of Pzena Investment Management, Inc.

/s/ J. H. Cohn LLP
Roseland, New Jersey
March 25, 2008

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  Exhibit 23.7
Consent of Independent Registered Public Accounting Firm